UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2008

SILICON GRAPHICS, INC.

(Exact name of registrant specified in its charter)

Delaware	001-10441	94-2789662
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1140 East Arques Ave., Sunnyvale, California 94085

(Address of principal executive offices, including Zip Code)

Registrant’s telephone, including area code: (650) 960-1980

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2008, the Board of Directors of Silicon Graphics, Inc. (the “Company”) approved the appointment of Gregory S. Wood as the Company’s chief financial officer, effective November 10, 2008. Kathy A. Lanterman, the Company’s current chief financial officer, will remain with the Company for an interim period expected to last several weeks to assist with the transition.

Mr. Wood, age 50, was Chief Executive Officer of Pro Tools Solutions from November 2007 to October 2008. Prior to that, he most recently served as Executive Vice President and Chief Financial Officer of Roamware, Inc. from January 2007 to June 2007, and as Executive Vice President and Chief Financial Office of Liberate Technologies from March 2003 to January 2007. He previously held CFO positions at Intertrust Technologies and other public and privately-held technology companies.

Mr. Wood’s offer letter with the Company provides for a base salary of $370,000; an annual target bonus opportunity 60% of base salary (with a guaranteed payment of target bonus for this fiscal year, on a prorated basis); a retention bonus of $125,000, which will be paid in two equal installments on the 6-month and 12-month anniversaries of his start date if he remains employed by the Company on each date; and a bonus of up to $100,000 if the Company completes certain outside investment or partnership events. He will receive initial awards of 30,000 restricted stock units and 150,000 stock options, subject to the Company’s standard vesting schedule. Mr. Wood will receive the Company’s standard executive officer change in control agreement and severance package eligibility, as described in the Company’s prior filings with the Securities and Exchange Commission.

As part of its review of the compensation and incentives for its new and continuing executive officers, the Company’s Board of Directors and Compensation Committee approved a one-time retention bonus for Mr. Robert H. Ewald, the Company’s chief executive officer, of $600,000 if he remains with the Company for the next 12 months and a special bonus for Mr. Ewald of up to $500,000 if the Company completes certain outside investment or partnership events, as determined in its discretion by the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILICON GRAPHICS, INC.

Date: November 5, 2008	By:	/s/ Barry J. Weinert
	Name:	Barry J. Weinert
	Title:	Vice President and General Counsel